EXHIBIT 10.1

                       RATE SETTLEMENT AGREEMENT


                             April 20, 1994


          This rate settlement agreement ("Agreement") is entered into as of April 20, 1994, by Arizona Public Service Company ("APS" or the "Company") and the Staff of the Arizona Corporation Commission ("Staff") for the purpose of establishing revised rates and charges and related procedures for APS that are just, reasonable, and in the public interest.


                                 INTRODUCTION

          In 1991, the Arizona Corporation Commission ("Commission" or "ACC") approved a comprehensive and innovative settlement (the "1991 Settlement") between Staff and APS that sought to keep APS' customer rates as low as possible by directing the Company to further reduce its costs and operate more efficiently. Since the 1991 Settlement, APS has taken a number of aggressive steps to meet the Commission's goal of expense reduction and improved service.

          One of the fundamental principles underlying the 1991 Settlement was the Company's commitment to contain its costs, and thus its rates, through disciplined cost management. This commitment was underscored, at Staff's request, by the establishment of target price and cost levels which APS must meet without deterioration in service. The 1991 Settlement also set forth in detail the procedures for determining target price and cost levels and the regulatory and rate consequences of failing to meet those targets. Finally, the 1991 Settlement included a two-year moratorium on APS' ability to file for a permanent rate increase and set forth procedures for determining how APS' future rate filings would be handled.

          The rate moratorium required by the 1991 Settlement ended in December 1993. In addition, the procedures for limiting future rate increases will likewise lapse unless APS files a permanent rate increase application prior to January l, 1995. APS has indicated it has no present intention of filing such a rate increase application by that time and therefore the target pricing provisions contained therein will be of no further force and effect unless a new agreement is reached.

          The settlement described below represents the Staff's "report card" on APS' performance that the Commission ordered in the 1991 Settlement. APS has exceeded the Commission's cost reduction goals and has improved customer service. These accomplishments were only possible through the cooperative alignment of regulatory and corporate goals, the public commitment and accountability to such goals, and the dedicated efforts of Staff and APS. This progress toward improved utility performance should continue. The settlement described below is in the public interest and provides the company's customers with substantial benefits that would otherwise not be achieved either at all, or at least not without significant expenditure of public and private resources in protracted litigation. These benefits include
(l) an immediate rate reduction of approximately 2.2%; (2) an additional moratorium on further permanent rate applications; (3) a comprehensive study of the impacts increasing competition in the electric utility industry may have on APS and its customers; (4) an increase in expenditures on renewable resources and DSM programs, and (5) a provision that will encourage APS to continue effective cost containment by allowing the Company to share with ratepayers cost savings achieved in the next several years. In addition, Staff has carefully reviewed APS' current financial condition, and believes the provisions of this Agreement should not adversely affect the Company's financial health; rather, it will sharpen management's focus on the challenges of the future in a manner that is beneficial to its customers and its shareholders.

          NOW, THEREFORE, Staff and APS agree to the following provisions which they both believe to be fair and reasonable and in the public interest:


                              TERMS OF AGREEMENT

A. REVENUE REDUCTION. For usage on or after the effective date of the Agreement, as determined in accordance with Paragraph S, APS jurisdictional rates will be decreased by approximately 2.2%
     (approximately $32.3 million annually, based on September 30, 1993 sales as adjusted).

B. SETTLEMENT RATES. The revenue decrease provided for in Paragraph A of this Agreement shall be allocated among customer classes by means of a uniform .20 cents/kWh reduction in the energy charges for all APS rate schedules except those rate schedules set forth in Attachment A. In addition, and concurrent with this rate reduction, APS will be authorized to amend Schedule 1 of its tariffs. These revised tariff sheets are set forth in Attachment B.

C.   MORATORIUM ON AND PROCEDURES FOR FURTHER RATE CHANGES.

     i. APS shall not file for a change to its general rates and charges prior to December 31, 1996 ("Rate Moratorium Period"). Staff will likewise be subject to the same moratorium. This moratorium shall not apply to price changes pursuant to Paragraph P of this Agreement.

     ii. The next general rate application filed by APS will become effective and permanent as soon as practicable after the filing, but in no event later than 12 months after the filing. Such time limit shall not be extended and shall supersede any Commission regulation or legislative enactment which provides for a different period of time, unless the Commission determines that such time limit has become unreasonable due either to any amendment to the rate filing made by APS which substantially alters the amount of the requested rate change or substantially alters the facts used as a basis for the requested rate change, or to an extraordinary event not otherwise provided for. The provisions of this subparagraph shall not apply to any general rate application filed by APS after December 31, 1997.

     iii. During the six month period following the filing referenced in the preceding subparagraph, APS and Staff will act in good faith to use their best efforts to achieve a settlement on APS' filing and will submit a written report to the Commission at the end of that period on the outcome of such settlement activities. If a settlement is reached, Staff and APS shall promptly file a motion seeking Commission approval of the settlement, and the Commission shall accept or reject the settlement as soon as practicable after filing.

     iv. Neither APS nor Staff shall be prevented from seeking a change in rates prior to or after December 31, 1996 in the event of conditions or circumstances which constitute an emergency, such as the inability to finance on reasonable terms or material increases in the Company's cost of service as a result of federal, tribal, state or local laws, regulatory requirements or orders. Staff's review of such a request by APS for emergency rates shall focus on the existence of a substantial threat or harm to APS' ability to continue to provide reliable service.

D. ESTABLISHMENT OF FUTURE RATE PRINCIPLES. APS will aggressively pursue the cost savings contemplated by Paragraph L of this Agreement with the goal of maintaining average residential prices beyond the Rate Moratorium Period at the proposed 10.45 cents/kWh level resulting from this settlement rate reduction. To meet this goal, APS will have to further reduce operating costs to offset increases in externally imposed expenses, such as interest and other capital costs, fuel and taxes.

     In addition, APS will require additional regulatory flexibility and pricing freedom to properly respond to the competitive forces and financial risks inherent in the larger customer market segments. Therefore, Staff will meet with APS in a good faith attempt to develop new pricing and operating procedures that are responsive to market conditions, competitive pressures in the electric utility industry, and the Commission's relationship to regulated utilities and their customers. In this endeavor, the parties agree to consider, inter alia, flexible pricing provisions, innovative procedures, and product pricing principles. The parties agree to provide a written report on their progress to the Commission within 12 months of the date of commission approval of this Agreement and will request prompt Commission approval of recommendations that will assist APS in achieving its residential price stability goals.

E. PROPERTY INCLUDED IN RATE BASE. The rates and charges authorized herein fully include a return on the recorded book original cost of all jurisdictional APS assets (net of depreciation, amortization, and deferred income taxes and other deferred credits) as of September 30, 1993, excepting construction work in progress as of such date. However, nothing in this Agreement shall be construed as prohibiting Staff or any other party from pursuing new issues related to expenditures made or actions taken after September 30, 1993.

F. AMORTIZATION OF "IN-LIEU" REFUND OBLIGATION AND RESTORATION OF PV-3 TEMPORARY IMPAIRMENT. The "In-Lieu" refund obligation referenced in Decision No. 57649 (December 6, 1991), as well as in the 1991 Settlement, shall be deemed fully discharged as of the date of Commission approval of this Agreement, unless discharged earlier pursuant to the terms of the l99l Settlement. Likewise, the temporary value impairment of Palo Verde Unit 3 shall be deemed fully restored as of the date of Commission approval of this Agreement, unless restored earlier pursuant to the terms of the 1991 Settlement.

G. DECOMMISSIONING. The rates authorized herein expressly include an annual allowance for decommissioning funding for all three Palo Verde Units at the following ACC jurisdictional levels:

                    PV 1           $3,621,000

                    PV 2           $3,877,000

                    PV 3           $3,405,000

     APS shall fund the amounts specified above through quarterly contributions to the decommissioning trusts. The Commission hereby adopts and approves the decommissioning factors set forth in Attachment C hereto. However, the Commission shall not be bound in any subsequent rate case to adopt the decommissioning funding levels or decommissioning factors adopted and approved herein, but any subsequent change in such levels or factors adopted by the Commission would not be applied retroactively.

H. DEPRECIATION. The rates and charges authorized herein include an allowance for depreciation computed at the annual rates and using the methodology indicated in Attachment D hereto. These revised depreciation rates and methodology are hereby expressly approved. The Company's depreciation rates may also be changed from time to time in accordance with the results of depreciation studies performed by or for APS, with such changes to thereafter become effective upon Staff's approval. The Commission shall not be bound in any subsequent rate case to adopt for ratemaking purposes any changes in depreciation rates made pursuant to this provision, but such ratemaking treatment would not be applied retroactively. Any provision of A.A.C. R14-2-102 inconsistent with this paragraph will be expressly waived.

I. IMPROVEMENT OF APS' EQUITY RATIO. In Section 2.E of the l99l Settlement, both Staff and the commission supported APS' goal of continuous progress toward a 40% common equity ratio. Staff continues to support that goal. Therefore, in furtherance of that objective, APS shall, upon receipt of a favorable ruling from the Internal Revenue Service, amortize below the line its unamortized investment tax credits ("ITCs") over a five (5) year period beginning with calendar year 1995. All such amortized ITCs shall thereafter be treated as fully restored to the Company's rate base in any future ratemaking proceedings.

J. RATE MIGRATION ADJUSTMENT. The rates and charges authorized herein include the effects of any rate migration occurring as a result of the l99l Settlement, and provisions of Section 20 of such l99l Settlement shall be deemed fully satisfied.

K. EXPENDITURES ON DEMAND SIDE MANAGEMENT AND RENEWABLE RESOURCES. It is the parties' intent that significant expenditures on both Demand Side Management ("DSM") and renewable resources development shall be made by APS. APS shall increase its commitment and activities in Demand Side Management and renewable resources according to the following schedule:

     i. APS shall spend at least $30 million over the next three years on AGREEMENT OF SETTLEMENT - APS RATE CASE pre-approved renewable resources and pre-approved DSM projects (including capital and expensed program costs for renewables, DSM program costs, lost net revenues due to DSM, and a reward or incentive for KW deferrals for
          DSM). If APS fails to spend or commit to spend $18 million on pre-approved renewable resources or pre-approved DSM projects within three years from the effective date of this order, the unspent or uncommitted portion of such $18 million shall be credited to ratepayers through the Energy Efficiency And Solar Energy Fund ("EEASE Fund") as described in the Plan of Administration (Subparagraph iv.).

     ii. Each year APS shall spend an initial $6 million on pre-approved DSM and renewables projects ("Base DSM/Renewables Amount"). After APS has spent the required $6 million per year, APS shall be entitled to recover up to $12 million per year through the EEASE Fund for pre-approved renewable resource and DSM projects (including capital and expensed program costs for renewables, DSM program costs, lost net revenues due to DSM, and a reward or incentive for KW deferrals for DSM). The amount recoverable through the EEASE Fund excludes the Base DSM/Renewables Amount.

     iii. A single EEASE Fund surcharge factor shall be applied to all jurisdictional sales (except those on existing special contracts which exclude the surcharge). To equitably distribute DSM and renewables costs, APS shall explore a full range of DSM and renewables programs for all customer classes and propose for pre-approval, where applicable, customer service charges for DSM and renewables in which the participating customer pays APS for some or all of APS' DSM and renewables costs attributable to that customer.

     iv. APS shall file a revised "Plan of Administration" for the EEASE Fund within thirty (30) days of the effective date of this order and the plan shall be effective upon a Staff determination that the plan is in compliance with the Commission's order adopting this Settlement. The plan shall include a process to account for the Base DSM/Renewables Amount.

     v. To be eligible to meet the goals and cost recovery mechanism described in Subparagraphs i. and ii., a renewable or DSM program proposed by APS under the terms of the plan of administration described in Subparagraph iv must have been pre-approved by Staff. The parties intend that the pre-approval process be substantially the same as the existing process established for the EEASE Fund.

     vi. APS shall expend a minimum of $250,000 on a low income DSM pilot program.

     vii. On or before December 31, 1994, APS shall submit a three-year renewable resource plan for Staff review and comment that includes:

          a. an aggressive program to identify, install and operate cost-effective applications of renewables within the APS system by the end of the three-year plan period;

          b. an aggressive program to identify, install and operate cost-effective applications of renewables (which are expected to be cost-effective within a few years) by the end of the three-year plan period;

          c. a mix of technologies that must include photovoltaics and solar thermal energy systems;

          d. research and development projects such as resource assessments for and test installations of wind energy systems, geothermal systems, biomass systems, and other innovative renewable technologies; and

          e. a mix of off-grid applications, grid-connected end use applications, distribution and transmission support, and generation.

          f.   APS shall work cooperatively with Staff to develop the plan.

          g. APS shall commit to spend at least $9 million on renewables over the next three years as part of its obligation under Subparagraph i. herein.

          h. Nothing in this Subparagraph vii. shall be construed as obliging APS to exceed the spending levels required by Subparagraph i.

   viii. APS shall report annually to staff on its renewable resources activities. This report shall include a formal presentation at a workshop and a written report.

     ix. APS' goal of achieving 12 MW of renewables by December 31, 2000 as stated in the Resource Planning hearing (Docket No. U-0000-93-052) shall not be affected by this Agreement. Expenditures made by APS on pre-approved projects during the next three years for the purpose of achieving this goal are eligible for recovery through the EEASE Fund pursuant to Subparagraphs i. and ii.

     x. The provisions of this paragraph shall supersede any provisions of the decision in Docket No. U-0000-93-052 to the extent they are inconsistent.

L. ADJUSTMENT FOR EFFECTIVE COST CONTAINMENT. In furtherance of the Commission's goal to establish regulatory procedures which encourage superior utility performance, the Company shall have the opportunity to earn a reward in its next general rate proceeding if that rate proceeding results in no increase in residential rates. In that proceeding, the Commission shall compare the costs of service for fuel expense and operation and maintenance, for the test period under review, with the target cost of service index for fuel expense and operation and maintenance for all sales including sales for resale (but excluding interchange and non-traditional sales) of 3.63 cents/kWh to determine if the Company has achieved additional cost savings. Any achieved cost savings that result in a price index below 3.63 cents/kWh for fuel expense and operation and maintenance for all sales including sales for resale (but excluding interchange and non-traditional sales) shall be allocated in such rate proceeding between the Company's customers and its shareholders by first adding to the Company's otherwise appropriate jurisdictional revenue requirement 45% of such savings.

M. FUTURE RATE TREATMENT OF PALO VERDE. Based on current Staff analysis of APS' loads and resources, all three Palo Verde generating units are used and useful and are included in rate base, less the net prudence disallowance required by the l99l Settlement. In subsequent rate cases, all three Palo Verde units shall likewise be included in rate base and their fair value shall be based upon the depreciated original cost value and reconstruction values, less the net prudence disallowance adjustment in the l99l Settlement, in the same manner as other APS generating facilities. Notwithstanding the foregoing, in the event that significant changes in the operating characteristics, reliability or efficiency of any or all of the Palo Verde units occur, or any unit is derated, the Commission may re-examine in subsequent APS general rate cases the extent to which such unit continues to be used and useful.

N. AFFILIATE TRANSACTION REQUIREMENTS. APS and its affiliates shall remain subject to the provision of A.A.C. R14-2-801, et seq., as modified by Decision No. 58063 (November 3, 1992). However, the additional reporting and prior approval provisions of Commission Decision Nos. 54504 (April 29, 1985) and 55196 (September 18, 1986) are no longer necessary and are hereby expressly revoked.

O. POST-RETIREMENT EMPLOYEE BENEFITS. The rates and charges herein do not include an allowance for Post-Retirement Employee Benefits ("OPEBs") as required under SFAS 106. APS, however, is funding OPEBs using external funds. Although the Commission has not permitted recovery of this liability accounting approach for any Arizona regulated entity, Staff will consider recovery of these expenses in future rate proceedings.

P. INNOVATIVE RATES FOR "AT RISK" CUSTOMERS. In today's competitive environment, APS and Staff agree that traditional ratemaking based on fully-allocated embedded cost of service may be inappropriate for certain of the company's larger customers. APS faces a significantly larger risk that such customers may decide to leave the APS system for all or part of their electric service needs, thus imposing the responsibility for stranded fixed costs on others. This competitive challenge must be met by timely permitting innovative rate structures and agreements that allow APS maximum flexibility in responding to competition, while at the same time benefiting its remaining customers. Consistent with the above acknowledgements, Staff, therefore, will expeditiously review any APS tariff or contract filing for such customers and recommend that such filings be decided promptly by the Commission. Staff agrees that such tariffs or contracts may contain price adjustment provisions which shall be effective in accordance with their terms, provided that such prices are at or above APS' marginal costs for service to such customers.

Q. MISCELLANEOUS RATE CHANGES. This Agreement shall not preclude changes during the Rate Moratorium Period to specific rate schedules or terms and conditions of service, or the approval of new rates or terms or conditions of service, that do not significantly affect the overall earnings of the Company.

R.   FAIR VALUE.  For rate making purposes, and in accordance with the terms
     of this Agreement, APS' "fair value rate base" is   $5,019,405,000 as of
     September 30, 1993. A fair rate of return on APS' fair value rate base is 7.35%. Staff and APS stipulate to the adoption of the above stated fair value rate base and fair rate of return and agree that the resultant revenue decrease, as reflected in Paragraph A above, results in just and reasonable rates for the Company. The determinations made in this section are made solely for the purpose of the settlement contemplated by this Agreement.

S. EFFECTIVE DATE. Each provision of this Agreement is in consideration and support of all the other provisions. This Agreement shall not become effective until the issuance of a final Commission Order approving this Agreement without change or alteration on or before June 1, 1994 in the form of the Proposed Order attached hereto as Attachment E. In the event that the Commission fails to adopt this Agreement according to its terms on or before June 1, 1994, this Agreement shall be deemed automatically withdrawn, the rate reduction provisions of this Agreement shall not take effect, and APS and Staff shall be free to pursue their respective positions without prejudice. In addition, if any appeal is taken or other judicial review is sought of a final Commission order approving this Agreement, then the parties shall no longer be bound by the terms of this Agreement and this Agreement shall automatically become null and void, in which case: (1) the rate reduction specified in Paragraph A. shall immediately cease; (2) all bills rendered on or after that date shall be at the rates existing immediately prior to the Commission's approval of this Agreement; and (3) the revenue reduction theretofore experienced by APS pursuant to Paragraph A. shall be recovered through the EEASE surcharge mechanism.

T. AGREEMENT NOT PRECEDENTIAL. The terms and provisions of this Agreement apply solely to and are binding only in the context of the purposes and results of this Agreement and none of the positions taken herein by APS may be referred to, cited or relied upon by any other party in any fashion as precedent or otherwise in any other proceeding before this Commission or any other regulatory agency or before any court of law for any purpose except in furtherance of the purposes and results of this Agreement. Nothing in this Agreement shall be construed as imposing a cap on the Company's otherwise reasonable and prudent cost of service for purposes of setting just and reasonable rates.

U. AGREEMENT AND COMPROMISE. This Agreement represents an attempt to compromise and settle disputed claims regarding the prospective just and reasonable rate levels for APS in a manner consistent with the public interest and applicable legal requirements. Nothing contained in this Agreement is an admission by APS that its current rate levels or rate design are unjust or unreasonable.

V. PROPOSED FORM OF ORDER. A proposed form of order is appended hereto as Attachment E, and is acceptable to both APS and Staff.


     DATED at Phoenix, Arizona, this 20th day of April, 1994.


STAFF OF ARIZONA                   ARIZONA PUBLIC SERVICE COMPANY
CORPORATION COMMISSION


By     Gary Yaquinto                   By     William J. Post
Title  Director, Utilities Division    Title  Senior Vice President




                                                                             ATTACHMENT A


                                              ARIZONA PUBLIC SERVICE COMPANY

                                          ACC Approved Contracts with Provisions
                                       For Exemption from General Rate Case Changes


           Customer                     Nature of Contract            Docket No.       Decision     Date

 1.  Cyprus Bagdad Copper Mine      Subject to inflation adjustment    U-1345-94-041      58870      3-16-94

 2.  Stone Container Corporation    Daily sale at incremental cost     U-1345-89-320      56770      1-11-90

 3.  El Paso Natural Gas,           Fixed price "opportunity sale"     U-1345-90-292      57127     10-22-90
     Seligman

 4.  El Paso Natural Gas, Leupp     Fixed price "opportunity sale"     U-1345-90-292      57127     10-22-90

 5.  Phelps Dodge Corporation       1-year fixed priced                U-1345-93-304      58501      1-13-94
                                    "opportunity sale"



                                 ATTACHMENT B

2.6  SECURITY DEPOSITS

Existing:

2.6.3 Cash deposits held by the Company six (6) months or longer shall earn interest at the rate of six (6) percent per year. Deposits on inactive accounts are applied to the final bill and the balance, if any, is refunded to the Customer of record within thirty (30) days.

New:

2.6.3 Cash deposits held by the Company six (6) months/183 days or longer shall earn interest at the established one year Treasury Bill rate as published in the Wall Street Journal, as determined annually, as of January 1 of each year. Deposits on inactive accounts are applied to the final bill and the balance, if any, is refunded to the Customer of record within thirty (30) days.


4.4  RETURNED CHECKS

Existing:

4.4 Returned checks. If Company is notified by the Customer's bank that the bank will not honor a check tendered by Customer for payment of any bill because: (i) there are insufficient funds to cover the check; (ii) the checking account has been closed; (iii) Customer has sent a "stop payment" request on the check; or (iv) any other reason the bank will not honor Customer's check, Company may require the Customer to make payment in cash, by money order, certified check, or other means which guarantee the Customer's payment to the Company.

     4.4.1 Customer shall be charged a fee of eight dollars ($8.00) for each instance where Customer tenders payment of a bill with a check which is not honored by Customer's bank.

     4.4.2 The tender of a dishonored check shall in no way (i) relieve Customer of the obligation to render payment to Company under the original terms of the bill, or (ii) defer Company's right to terminate service for nonpayment of bills.

New:

4.4 Returned checks. If Company is notified by the Customer's bank that the bank will not honor a check tendered by Customer for payment of any bill because: (i) there are insufficient funds to cover the check; (ii) the checking account has been closed; (iii) Customer has sent a "stop payment" request on the check; or (iv) any other reason the bank will not honor Customer's check, Company may require the Customer to make payment in cash, by money order, certified check, or other means which guarantee the Customer's payment to the Company.

     4.4.1 Customer shall be charged a fee of ten dollars ($10.00) for each instance where Customer tenders payment of a bill with a check which is not honored by Customer's bank.

     4.4.2 The tender of a dishonored check shall in no way (i) relieve Customer of the obligation to render payment to Company under the original terms of the bill, or (ii) defer Company's right to terminate service for nonpayment of bills.

     4.4.3 Where the Customer has tendered two (2) or more dishonored checks in the past twelve (12) consecutive months, Company may require Customer to make payment in cash, money order or cashier's check for the next six (6) consecutive months.




                                     ATTACHMENT C

                                 DECOMMISSIONING FACTORS

                                        PALO VERDE

                                   (Thousands of Dollars)
                                        (APS Share)1
LINE           TYPE OF FUNDING                                                 UNIT 1           UNIT 2        UNIT 3
1          Proposed method of decommissioning.         Prompt removal/
                                                       dismantlement

2          Year in which substantial
           decommissioning costs will first be
           incurred.                                                             2023             2025          2027

3          Year in which decommissioning
           will be substantially complete.                                       2031             2033          2035

4          Total costs of decommissioning ($ 1992).                        $  128,665        $ 126,599     $ 133,710

5          Total costs of decommissioning
           (future dollars) (see item #6)                                  $  625,554        $ 670,385     $ 782,066

6          For each year between 2 and 3, the          2023                $    1,235        $      --     $      --
           annual cost of decommissioning              2024                     2,555               --            --
           (future dollars).                           2025                    33,229              245            --
                                                       2026                   106,498            4,247            --
                                                       2027                   111,291           38,792         3,414
                                                       2028                   116,299          113,438         4,638
                                                       2029                   121,532          122,723        34,075
                                                       2030                    55,621          128,246       107,665
                                                       2031                    47,294          134,017       136,074
                                                       2032                        --           83,183       142,198
                                                       2033                        --           45,494       148,596
                                                       2034                        --               --       123,529
                                                       2035                        --               --        81,877

                                                                            $ 625,554        $ 670,385     $ 782,066

7          Methodology used to convert current
           dollars to future dollars.                  Annual Rate               4.5%             4.5%          4.5%

8          After-tax rate of return
           (compounded annually).                                                6.5%             6.5%          6.5%

9          Period over which decommissioning
           costs will be included in cost of service.                       1988-2024        1988-2015     1988-2024

10         For each year in 9, above, projected
           amount to be included in cost of service.   See:  Schedule of
                                                       Decommissioning
                                                       amounts
                                                       (attached)

11         Estimated date on which the plant will
           no longer be included in rate base.                             12/31/2024       12/31/2025    12/31/2026

12         Cost study upon which decommissioning
           cost estimates are based.                   TLG Engineering
                                                       1992

- - -------------
1       APS ownership share is 29.1%
        ACC jurisdictional share is approximately 95.27%



                       ARIZONA PUBLIC SERVICE COMPANY
       SCHEDULE OF DECOMMISSIONING AMOUNTS INCLUDED IN COST OF SERVICE
                              PALO VERDE UNIT I
                           (Thousands of dollars)
                                 (APS Share)

                                                        Annual
                                                  Contribution         ACC 1/
                                                   Required to   Jurisdiction
Line                 Year                         Decommission         Amount

  1                  1988                               $1,496         $1,425
  2                  1989                               $1,982         $1,888
  3                  1990                               $1,982         $1,888
  4                  1991                               $1,993         $1,899
  5                  1992                               $2,140         $2,039
  6                  1993                               $3,801         $3,621
  7                  1994                               $3,801         $3,621
  8                  1995                               $3,801         $3,621
  9                  1996                               $3,801         $3,621
 10                  1997                               $3,801         $3,621
 11                  1998                               $3,801         $3,621
 12                  1999                               $3,801         $3,621
 13                  2000                               $3,801         $3,621
 14                  2001                               $3,801         $3,621
 15                  2002                               $3,801         $3,621
 16                  2003                               $3,801         $3,621
 17                  2004                               $3,801         $3,621
 18                  2005                               $3,801         $3,621
 19                  2006                               $3,801         $3,621
 20                  2007                               $3,801         $3,621
 21                  2008                               $3,801         $3,621
 22                  2009                               $3,801         $3,621
 23                  2010                               $3,801         $3,621
 24                  2011                               $3,801         $3,621
 25                  2012                               $3,801         $3,621
 26                  2013                               $3,801         $3,621
 27                  2014                               $3,801         $3,621
 28                  2015                               $3,801         $3,621
 29                  2016                               $3,801         $3,621
 30                  2017                               $3,801         $3,621
 31                  2018                               $3,801         $3,621
 32                  2019                               $3,801         $3,621
 33                  2020                               $3,801         $3,621
 34                  2021                               $3,801         $3,621
 35                  2022                               $3,801         $3,621
 36                  2023                               $3,801         $3,621
 37                  2024                               $3,801         $3,621
                                                      --------       --------
                                                      $131,225       $125,011
- - -------------
1/ACC jurisdictional share is approximately 95.27%.

                       ARIZONA PUBLIC SERVICE COMPANY
       SCHEDULE OF DECOMMISSIONING AMOUNTS INCLUDED IN COST OF SERVICE
                             PALO VERDE UNIT II
                           (Thousands of dollars)
                                 (APS Share)


                                                      Annual
                                                Contribution         ACC /1
                                                 Required to   Jurisdiction
Line            Year                            Decommission         Amount

  1             1988                                 $1,360         $1,296
  2             1989                                 $1,802         $1,717
  3             1990                                 $1,802         $1,717
  4             1991                                 $1,839         $1,752
  5             1992                                 $2,320         $2,210
  6             1993                                 $4,069         $3,877
  7             1994                                 $4,069         $3,877
  8             1995                                 $4,069         $3,877
  9             1996                                 $4,069         $3,877
 10             1997                                 $4,069         $3,877
 11             1998                                 $4,069         $3,877
 12             1999                                 $4,069         $3,877
 13             2000                                 $4,069         $3,877
 14             2001                                 $4,069         $3,877
 15             2002                                 $4,069         $3,877
 16             2003                                 $4,069         $3,877
 17             2004                                 $4,069         $3,877
 18             2005                                 $4,069         $3,877
 19             2006                                 $4,069         $3,877
 20             2007                                 $4,069         $3,877
 21             2008                                 $4,069         $3,877
 22             2009                                 $4,069         $3,877
 23             2010                                 $4,069         $3,877
 24             2011                                 $4,069         $3,877
 25             2012                                 $4,069         $3,877
 26             2013                                 $4,069         $3,877
 27             2014                                 $4,069         $3,877
 28             2015                                 $4,069         $3,877
 29             2016
 30             2017
 31             2018
 32             2019
 33             2020
 34             2021
 35             2022
 36             2023
 37             2024
                                                   --------       -------
                                                   $102,710       $97,862

- - -------------
1/ACC jurisdictional share is approximately 95.27%



                       ARIZONA PUBLIC SERVICE COMPANY
       SCHEDULE OF DECOMMISSIONING AMOUNTS INCLUDED IN COST OF SERVICE
                             PALO VERDE UNIT III
                           (Thousands of dollars)
                                 (APS Share)

                                                Annual
                                          Contribution        ACC /1
                                           Required to  Jurisdiction
Line            Year                      Decommission        Amount

  1             1988                            $1,435        $1,367
  2             1989                            $1,901        $1,811
  3             1990                            $1,901        $1,811
  4             1991                            $1,912        $1,822
  5             1992                            $2,052        $1,955
  6             1993                            $3,574        $3,405
  7             1994                            $3,574        $3,405
  8             1995                            $3,574        $3,405
  9             1996                            $3,574        $3,405
 10             1997                            $3,574        $3,405
 11             1998                            $3,574        $3,405
 12             1999                            $3,574        $3,405
 13             2000                            $3,574        $3,405
 14             2001                            $3,574        $3,405
 15             2002                            $3,574        $3,405
 16             2003                            $3,574        $3,405
 17             2004                            $3,574        $3,405
 18             2005                            $3,574        $3,405
 19             2006                            $3,574        $3,405
 20             2007                            $3,574        $3,405
 21             2008                            $3,574        $3,405
 22             2009                            $3,574        $3,405
 23             2010                            $3,574        $3,405
 24             2011                            $3,574        $3,405
 25             2012                            $3,574        $3,405
 26             2013                            $3,574        $3,405
 27             2014                            $3,574        $3,405
 28             2015                            $3,574        $3,405
 29             2016                            $3,574        $3,405
 30             2017                            $3,574        $3,405
 31             2018                            $3,574        $3,405
 32             2019                            $3,574        $3,405
 33             2020                            $3,574        $3,405
 34             2021                            $3,574        $3,405
 35             2022                            $3,574        $3,405
 36             2023                            $3,574        $3,405
 37             2024                            $3,574        $3,405
                                              --------      --------
                                              $130,717      $124,536

- - -------------
1/ACC jurisdictional share is approximately 95.27%



                                                               SCHEDULE D

                                                          ARIZONA PUBLIC SERVICE COMPANY
                                                          SUMMARY OF DEPRECIATION STUDY
                                                          DATA AS OF DECEMBER 31, 1992

 _______________    ____    _______________________    __________    __________     ________    __________     _____________
                                                       CURRENT       CURRENT        ASL         ASL            DIFFERENCE:
                    FERC                               DEPREC        ANNUAL         DEPREC      ANNUAL         ASL VS CURR
 FACILITY           ACCT    DESCRIPTION                RATES         ACRUAL         RATES       ACCRUAL        ACCRUAL
 _______________    ____    _______________________    __________    __________     _________   __________     _____________
 TOTAL STM PROD.     311    STRUCTURES                      3.36%     2,959,194         2.93%    2,577,695          (381,499)
                     312    BOILER PLANT                    3.47%    21,882,957         3.16%   19,914,719        (1,968,238)
                     314    TURBOGENERATORS                 3.36%     5,195,391         2.79%    4,315,109          (880,282)
                     315    ACCESSORY ELECTRIC              3.36%     4,068,955         3.00%    3,632,996          (435,959)
                     316    MISC. POWER PLANT               3.83%     1,100,596         3.87%    1,112,369            11,773
                                                                     ----------     ---------   ----------     -------------
 TOTAL STM PROD.                                                     35,207,093         3.15%   31,552,888        (3,654,205)
                                                                     ----------     ---------   ----------     -------------

 TOTAL NUCLEAR       321    STRUCTURES                      2.86%    17,571,218         2.63%   16,167,849        (1,403,369)
                     322    REACTOR PLANT                   2.86%    26,234,301         2.89%   26,470,174           235,873
                     322.01 STEAM GENERATORS                2.86%     1,255,693         8.84%    3,882,157         2,626,464
                     323    TURBOGENERATORS                 2.86%     9,511,302         2.73%    9,078,071          (433,231)
                     324    ACCESSORY ELECTRIC              2.86%     7,555,323         2.81%    7,411,496          (143,827)
                     325    MISC. POWER PLANT               2.86%     3,718,898         3.09%    4,019,152           300,254
                                                                     ----------     ---------   ----------     -------------
 TOTAL NUCLEAR                                                       65,846,735         3.83%   67,028,899         1,182,164
                                                                     ----------     ---------   ----------     -------------

 HYDRAULIC PROD.     331    STRUCTURES                      0.00%             0         2.16%        1,609             1,609
                     332    RESERVOIRS & DAMS               2.61%        25,890         2.16%       21,395            (4,495)
                     333    WATER WHEELS & TURBINES         2.76%         4,339         2.16%        3,391              (948)
                     334    ACCESSORY ELECTRIC              3.06%        13,892         2.16%        9,792            (4,100)
                     335    MISC. POWER PLANT               6.24%         6,804         2.16%        2,352            (4,452)
                     336    ROADS & BRIDGES                 3.32%         1,639         2.16%        1,065              (574)
                                                                     ----------     ---------   ----------     -------------
 TOTAL HYDRAULIC                                                         52,562         2.16%       39,602           (12,960)
                                                                     ----------     ---------   ----------     -------------

 COMB. CYCLE         341    STRUCTURES                      3.45%       119,420         4.71%      171,185            51,765
                     342    FUEL HOLDERS                    3.03%       362,573         4.62%      580,476           217,903
                     344    GENERATORS                      3.23%     1,615,002         4.55%    2,275,003           660,001
                     345    ACCESSORY ELECTRIC              3.13%       202,687         4.56%      295,288            92,601
                     346    MISC. POWER PLANT               4.00%        42,667         7.12%       75,946            33,279
                                                                     ----------     ---------   ----------     -------------
 TOTAL COMB. CYCLE                                                    2,342,348         5.11%    3,397,898         1,055,550
                                                                     ----------     ---------   ----------     -------------

TOTAL OTHER PROD.    341    STRUCTURES                      3.45%        53,399         3.26%       39,203           (14,196)
                     342    FUEL HOLDERS                    3.03%       194,771         3.26%      192,080            (2,691)
                     343    PRIME MOVERS                    3.03%       967,531         2.96%      939,168           (28,363)
                     344    GENERATORS                      3.23%       467,442         3.26%      528,126            60,684
                     345    ACCESSORY ELECTRIC              3.13%       211,811         3.11%      214,048             2,237
                     346    MISC. POWER PLANT               4.00%        68,904         3.39%       56,877           (12,027)
                                                                     ----------     ---------   -----------    --------------
 TOTAL OTHER PROD.                                                    1,963,858         3.21%    1,969,502             5,644
                                                                     ----------     ---------   ----------     -------------

TRANSMISSION         352    STRUCTURES                      2.00%       371,131         2.10%      389,687            18,557
                     353    STATION EQUIPMENT               3.09%     8,432,837         2.66%    7,251,538        (1,181,299)
                     354    TOWERS & FIXTURES               2.17%     1,536,838         2.17%    1,534,477            (2,361)
                     355    POLES & FIXTURES                3.71%     4,054,810         3.02%    3,304,239          (750,571)
                     356    OVERHEAD CONDUCTORS             2.60%     3,856,484         2.36%    3,505,895          (350,589)
                     357    UNDERGROUND CONDUIT             2.10%       108,368         2.10%      108,368                 0
                     358    UNDERGROUND CONDUCTORS          3.00%       376,184         2.10%      263,328          (112,855)
                                                                     ----------     ---------   ----------     -------------
 TOTAL TRANSMISSION                                                  18,736,651         2.36%   16,357,533        (2,379,118)
                                                                     ----------     ---------   ----------     -------------

 DISTRIBUTION        361    STRUCTURES                      2.50%       345,743         2.88%      397,605            51,861
                     362    STATION EQUIPMENT               3.39%     3,485,087         3.85%    3,954,035           468,949
                     364    POLES, TOWERS, & FIXTURES       3.09%     6,463,800         2.97%    6,218,998          (244,802)
                     365    OVERHEAD CONDUCTORS             2.00%     2,664,056         2.08%    2,764,586           100,530
                     366    UNDERGROUND CONDUIT             2.27%     1,766,205         1.83%    1,426,450          (339,755)
                     367    UNDERGROUND CONDUCTORS          3.33%    14,107,834         4.07%   17,260,169         3,152,334
                     368.1  LINE XFMRS-POLE TOP             3.13%     4,089,994         3.00%    3,920,122          (169,872)
                     368.2  LINE XFMRS-PAD MOUNTED          3.13%     5,183,492         3.28%    5,433,972           250,480
                     369    SERVICES                        3.50%     3,919,625         3.43%    3,844,966           (74,660)
                     370    METERS                          2.57%     2,485,532         3.85%    3,719,742         1,234,210
                     371    INSTAL. ON CUSTOMER PREM.       6.43%       727,710         4.33%      490,421          (237,288)
                     373    STREET LIGHTS                   3.00%     1,230,351         3.75%    1,537,939           307,588
                                                                     ----------     ---------   ----------     -------------
 TOTAL DISTRIBUTION                                                  46,469,428         3.28%   50,969,004         4,499,576
                                                                     ----------     ---------   ----------     -------------


 GENERAL PLANT       390    STRUCTURES                      2.62%     2,174,566         3.50%    2,904,955           730,389
                     391    OFFICE FURNITURE                5.00%       998,562         3.96%      790,861          (207,701)
                     391.1  COMPUTER EQUIPMENT             12.50%     9,330,555        12.50%    9,330,555                 0
                     391.2  OFFICE EQUIPMENT               11.11%       517,027         7.07%      329,084          (187,943)
                     393    STORES EQUIPMENT                2.50%        32,258         2.50%       32,258                 0
                     394    TOOLS, SHOP & GARAGE            7.31%       992,895         4.00%      543,308          (449,587)
                     395    LAB EQUIPMENT                   6.67%        78,930         6.67%       78,890               (39)
                     397    COMMUNICATIONS                  6.25%     4,206,807         4.76%    3,205,187        (1,001,621)
                     398    MISC. EQUIPMENT                 5.00%        66,613         5.00%       66,613                 0
                                                                    -----------     ---------  -----------     -------------
 TOTAL GENERAL PLANT                                                 18,398,214         5.55%   17,281,711        (1,116,503)
                                                                    -----------     ---------  -----------     -------------

 TOTAL DEPREC. PLANT IN SERVICE                                     189,016,890                188,597,037          (419,853)
                                                                    ===========     =========  ===========     =============



                              ATTACHMENT E

BEFORE THE ARIZONA CORPORATION COMMISSION


MARCIA WEEKS
CHAIRMAN
RENZ D. JENNINGS
              COMMISSIONER
DALE H. MORGAN
              COMMISSIONER


IN THE MATTER OF THE COMMISSION'S  )    DOCKET NO. U-1345-94-120
EXAMINATION OF THE RATES AND       )
CHARGES OF ARIZONA PUBLIC SERVICE  )    DECISION NO.__________
COMPANY                            )
___________________________________)          ORDER

Open Meeting
May __, 1994
Phoenix, Arizona

                              FINDINGS OF FACT

        1.   Arizona Public Service  Company ("APS") is an  Arizona corporation providing electric utility service within the State of Arizona.

        2.   The rates and charges currently  in effect for APS were determined to be  just and  reasonable in  APS' last  general rate  case, Decision  No.

57649, dated December 6, 1991.

        3.   Since Decision No.  57649, a number of events  have occurred which affect APS' expenses,  rate base and rate  of return.  Included  among those events are:

                A.   Capital costs for APS have fallen significantly.

                B. APS has re-financed significant amounts of debt, and has retired old preferred stock and issued new lower-cost preferred stock.

                C. APS has undertaken several programs to reduce costs and improve efficiency.

                D. APS has experienced significant growth in kWh sales related to new customers.


        4.   The  Staff of  the Commission  undertook a  preliminary  review of

these events  and their impact on APS.   APS provided Staff with substantial

amounts of data  and supporting documentation, and  made personnel available as  needed  to  help explain  or  interpret  the data,  to  assist  Staff in conducting the review.

        5.   As a result of discussions conducted subsequent to Staff's review,

Staff  and APS  jointly  concluded  that the  rates  and charges  previously authorized by the Commission for APS should be reduced.  Staff  and APS also reached agreement on a number of related issues.

        6.   Staff  and APS  believe that  the agreement  they have  reached is consistent with  the best interests of  the parties and  the public interest generally.  The  particulars of the agreement are memorialized  in a written

Rate Settlement Agreement ("Agreement"), a  copy of which is attached hereto as Exhibit 1.

        7.   Pursuant  to the  Agreement,  Staff  and APS  have  agreed to  the following:

        A. REVENUE REDUCTION. For usage on or after the effective date of the Agreement, as determined in accordance with Paragraph S, APS jurisdictional rates will be decreased by approximately 2.2% (approximately $32.3 million annually, based on September 30, 1993 sales as adjusted).

        B. SETTLEMENT RATES. The revenue decrease provided for in Paragraph A shall be allocated among customer classes by means of a uniform .20 cents/kWh reduction in the energy charges for all APS rate schedules except those rate schedules set forth in Attachment A to the Agreement. In addition, and concurrent with this rate reduction, APS will be authorized to amend Schedule 1 of its tariffs. These revised tariff sheets are set forth in Attachment B to the Agreement.


        C.   MORATORIUM ON AND PROCEDURES FOR FURTHER RATE CHANGES.

               i. APS shall not file for a change to its general rates and charges prior to December 31, 1996 ("Rate Moratorium Period"). Staff will likewise be subject to the same moratorium. This moratorium shall not apply to price changes pursuant to Paragraph P.

               ii. The next general rate application filed by APS will become effective and permanent as soon as practicable after the filing, but in no event later than 12 months after the filing. Such time limit shall not be extended and shall supersede any Commission regulation or legislative enactment which provides for a different period of time, unless the Commission determines that such time limit has become unreasonable due either to any amendment to the rate filing made by APS which substantially alters the amount of the requested rate change or substantially alters the facts used as a basis for the requested rate change, or to an extraordinary event not otherwise provided for. The provisions of this subparagraph shall not apply to any general rate application filed by APS after December 31, 1997.

               iii. During the six month period following the filing
                    referenced in the preceding subparagraph, APS and Staff will act in good faith to use their best efforts to achieve a settlement on APS' filing and will submit a written report to the Commission at the end of that period on the outcome of such settlement activities. If a settlement is reached, Staff and APS shall promptly file a motion seeking Commission approval of the settlement, and the Commission shall accept or reject the settlement as soon as practicable after filing.

               iv. Neither APS nor Staff shall be prevented from seeking a change in rates prior to or after December 31, 1996 in the event of conditions or circumstances which constitute an emergency, such as the inability to finance on reasonable terms or material increases in the Company's cost of service as a result of federal, tribal, state or local laws, regulatory requirements or orders. Staff's review of such a request by APS for emergency rates shall focus on the existence of a substantial threat or harm to APS' ability to continue to provide reliable service.

          D. ESTABLISHMENT OF FUTURE RATE PRINCIPLES. APS will aggressively pursue the cost savings contemplated by Paragraph L with the goal of maintaining average residential prices beyond the Rate Moratorium Period at the proposed 10.45 cents/kWh level resulting from this settlement rate reduction. To meet this goal, APS will have to further reduce operating costs to offset increases in externally imposed expenses, such as interest and other capital costs, fuel and taxes.

               In addition, APS will require additional regulatory flexibility and pricing freedom to properly respond to the competitive forces and financial risks inherent in the larger customer market segments. Therefore, Staff will meet with APS in a good faith attempt to develop new pricing and operating procedures that are responsive to market conditions, competitive pressures in the electric utility industry, and the Commission's relationship to regulated utilities and their customers. In this endeavor, the parties agree to consider, inter alia, flexible pricing provisions, innovative procedures, and product pricing principles. The parties agree to provide a written report on their progress to the Commission within 12 months of the date of Commission approval of the Agreement and will request prompt Commission approval of recommendations that will assist APS in achieving its residential price stability goals.

          E. PROPERTY INCLUDED IN RATE BASE. The rates and charges authorized herein fully include a return on the recorded book original cost of all jurisdictional APS assets (net of depreciation, amortization, and deferred income taxes and other deferred credits) as of September 30, 1993, excepting construction work in progress as of such date. However, nothing in the Agreement shall be construed as prohibiting Staff or any other party from pursuing new issues related to expenditures made or actions taken after September 30, 1993.

          F. AMORTIZATION OF "IN-LIEU" REFUND OBLIGATION AND RESTORATION OF PV-3 TEMPORARY IMPAIRMENT. The "In-Lieu" refund obligation referenced in Decision No. 57649 (December 6, 1991), as well as in the 1991 Settlement, shall be deemed fully discharged as of the date of Commission approval of the Agreement, unless discharged earlier pursuant to the terms of the l99l Settlement. Likewise, the temporary value impairment of Palo Verde Unit 3 shall be deemed fully restored as of the date of Commission approval of the Agreement, unless restored earlier pursuant to the terms of the 1991 Settlement.

          G. DECOMMISSIONING. The rates authorized herein expressly include an annual allowance for decommissioning funding for all three Palo Verde Units at the following ACC jurisdictional levels:

                    PV 1                $3,621,000

                    PV 2                $3,877,000

                    PV 3                $3,405,000

               APS shall fund the amounts specified above through quarterly contributions to the decommissioning trusts. The Commission hereby adopts and approves the decommissioning factors set forth in Attachment C to the Agreement. However, the Commission shall not be bound in any subsequent rate case to adopt the decommissioning funding levels or decommissioning factors adopted and approved herein, but any subsequent change in such levels or factors adopted by the Commission would not be applied retroactively.

          H. DEPRECIATION. The rates and charges authorized herein include an allowance for depreciation computed at the annual rates and using the methodology indicated in Attachment D to the Agreement. These revised depreciation rates and methodology are hereby expressly approved. The Company's depreciation rates may also be changed from time to time in accordance with the results of depreciation studies performed by or for APS, with such changes to thereafter become effective upon Staff's approval. The Commission shall not be bound in any subsequent rate case to adopt for ratemaking purposes any changes in depreciation rates made pursuant to this provision, but such ratemaking treatment would not be applied retroactively. Any provision of A.A.C. R14-2-102 inconsistent with this paragraph will be expressly waived.

          I. IMPROVEMENT OF APS' EQUITY RATIO. In Section 2.E of the l99l Settlement, both Staff and the commission supported APS' goal of continuous progress toward a 40% common equity ratio. Staff continues to support that goal. Therefore, in furtherance of that objective, APS shall, upon receipt of a favorable ruling from the Internal Revenue Service, amortize below the line its unamortized investment tax credits ("ITCs") over a five (5) year period beginning with calendar year 1995. All such amortized ITCs shall thereafter be treated as fully restored to the Company's rate base in any future ratemaking proceedings.

          J. RATE MIGRATION ADJUSTMENT. The rates and charges authorized herein include the effects of any rate migration occurring as a result of the l99l Settlement, and provisions of Section 20 of such l99l Settlement shall be deemed fully satisfied.

          K. EXPENDITURES ON DEMAND SIDE MANAGEMENT AND RENEWABLE RESOURCES. It is the parties' intent that significant expenditures on both Demand Side Management ("DSM") and renewable resources development shall be made by APS. APS shall increase its commitment and activities in Demand Side Management and renewable resources according to the following schedule:

               i. APS shall spend at least $30 million over the next three years on pre-approved renewable resources and pre-approved DSM projects (including capital and expensed program costs for renewables, DSM program costs, lost net revenues due to DSM, and a reward or incentive for KW deferrals for
                    DSM). If APS fails to spend or commit to spend $18 million on pre-approved renewable resources or pre-approved DSM projects within three years from the effective date of this order, the unspent or uncommitted portion of such $18 million shall be credited to ratepayers through the Energy Efficiency And Solar Energy Fund ("EEASE Fund") as de- scribed in the Plan of Administration (Subparagraph iv.).

               ii. Each year APS shall spend an initial $6 million on pre-approved DSM and renewables projects ("Base DSM/Renewables Amount"). After APS has spent the required $6 million per year, APS shall be entitled to recover up to $12 million per year through the EEASE Fund for pre-approved renewable resource and DSM projects (including capital and expensed program costs for renewables, DSM program costs, lost net revenues due to DSM, and a reward or incentive for KW deferrals for
                    DSM). The amount recoverable through the EEASE Fund excludes the Base DSM/Renewables Amount.

               iii. A single EEASE Fund surcharge factor shall be applied to all jurisdictional sales (except those on existing special contracts which exclude the surcharge). To equitably distribute DSM and renewables costs, APS shall explore a full range of DSM and renewables programs for all customer classes and propose for pre-approval, where applicable, customer service charges for DSM and renewables in which the participating customer pays APS for some or all of APS' DSM and renewables costs attributable to that customer.

               iv. APS shall file a revised "Plan of Administration" for the EEASE Fund within thirty (30) days of the effective date of this order and the plan shall be effective upon a Staff determination that the plan is in compliance
                    with  the  Commission's   order adopting the Settlement.
                    The plan shall include a process to account for the Base DSM/Renewables Amount.

               v. To be eligible to meet the goals and cost recovery mechanism described in Subparagraphs i. and ii., a renewable or DSM program proposed by APS under the terms of the plan of administration described in Subparagraph iv must have been pre-approved by Staff. The parties intend that the pre-approval process be substantially the same as the existing process established for the EEASE Fund.

               vi. APS shall expend a minimum of $250,000 on a low income DSM pilot program.

               vii. On or before December 31, 1994, APS shall submit  a
                    three-year renewable resource plan for Staff review and comment that includes:

                    a. an aggressive program to identify, install and operate cost-effective applications of renewables within the APS system by the end of the three-year plan period;

                    b. an aggressive program to identify, install and operate cost-effective applications of renewables (which are expected to be cost-effective within a few years) by the end of the three-year plan period;

                    c. a mix of technologies that must include photovoltaics and solar thermal energy systems;

                    d. research and development projects such as resource assessments for and test installations of wind energy systems, geothermal systems, biomass systems, and other innovative renewable technologies; and

                    e. a mix of off-grid applications, grid-connected end use applications, distribution and transmission support, and generation.

                    f. APS shall work cooperatively with Staff to develop the plan.

                    g. APS shall commit to spend at least $9 million on renewables over the next three years as part of its obligation under Subparagraph i. herein.

                    h. Nothing in this Subparagraph vii. shall be construed as obliging APS to exceed the spending levels required by Subparagraph i.

             viii. APS shall report annually to staff on its renewable resources activities. This report shall include a formal presentation at a workshop and a written report.

               ix. APS' goal of achieving 12 MW of renewables by December 31, 2000 as stated in the Resource Planning hearing (Docket No. U-0000-93-052) shall not be affected by the Agreement. Expenditures made by APS on pre-approved projects during the next three years for the purpose of achieving this goal are eligible for recovery through the EEASE Fund pursuant to Subparagraphs i. and ii.

               x. The provisions of this paragraph shall supersede any provisions of the decision in Docket No. U-0000-93-052 to the extent they are inconsistent.

          L. ADJUSTMENT FOR EFFECTIVE COST CONTAINMENT. In furtherance of the Commission's goal to establish regulatory procedures which encourage superior utility performance, the Company shall have the opportunity to earn a reward in its next general rate proceeding if that rate proceeding results in no increase in residen- tial rates. In that proceeding, the Commission shall compare the costs of service for fuel expense and operation and maintenance, for the test period under review, with the target cost of service index for fuel expense and operation and maintenance for all sales including sales for resale (but excluding interchange and non-traditional sales) of 3.63 cents/kWh to determine if the Company has achieved additional cost savings. Any achieved cost savings that result in a price index below 3.63 cents/kWh for fuel expense and operation and maintenance for all sales including sales for resale (but excluding interchange and non-traditional sales) shall be allocated in such rate proceeding between the Company's customers and its shareholders by first adding to the Company's otherwise appropriate jurisdictional revenue requirement 45% of such savings.

          M. FUTURE RATE TREATMENT OF PALO VERDE. Based on current Staff analysis of APS' loads and resources, all three Palo Verde generating units are used and useful and are included in rate base, less the net prudence disallowance required by the l99l Settlement. In subsequent rate cases, all three Palo Verde units shall likewise be included in rate base and their fair value shall be based upon the depreciated original cost value and reconstruction values, less the net prudence disallowance adjustment in the l99l Settlement, in the same manner as other APS generating facilities. Notwithstanding the foregoing, in the event that significant changes in the operating characteristics, reliability or efficiency of any or all of the Palo Verde units occur, or any unit is derated, the Commission may re-examine in subsequent APS general rate cases the extent to which such unit continues to be used and useful.

          N. AFFILIATE TRANSACTION REQUIREMENTS. APS and its affiliates shall remain subject to the provision of A.A.C. R14-2-801, et seq., as modified by Decision No. 58063 (November 3, 1992). However, the additional reporting and prior approval provisions of Commission Decision Nos. 54504 (April 29, 1985) and 55196 (September 18, 1986) are no longer necessary and are hereby expressly revoked.

          O. POST-RETIREMENT EMPLOYEE BENEFITS. The rates and charges herein do not include an allowance for Post-Retirement Employee Benefits ("OPEBs") as required under SFAS 106. APS, however, is funding OPEBs using external funds. Although the Commission has not permitted recovery of this liability accounting approach for any Arizona regulated entity, Staff will consider recovery of these expenses in future rate proceedings.

          P. INNOVATIVE RATES FOR "AT RISK" CUSTOMERS. In today's competitive environment, APS and Staff agree that traditional ratemaking based on fully-allocated embedded cost of service may be inappropriate for certain of the company's larger customers. APS faces a significantly larger risk that such customers may decide to leave the APS system for all or part of their electric service needs, thus imposing the responsibility for stranded fixed costs on others. This competitive challenge must be met by timely permitting innovative rate structures and agreements that allow APS maximum flexibility in responding to competition, while at the same time benefiting its remaining customers. Consistent with the above acknowledgements, Staff, therefore, will expeditiously review any APS tariff or contract filing for such customers and recommend that such filings be decided promptly by the Commission. Staff agrees that such tariffs or contracts may contain price adjustment provisions which shall be effective in accordance with their terms, provided that such prices are at or above APS' marginal costs for service to such customers.

          Q. MISCELLANEOUS RATE CHANGES. The Agreement shall not preclude changes during the Rate Moratorium Period to specific rate schedules or terms and conditions of service, or the approval of new rates or terms or conditions of service, that do not significantly affect the overall earnings of the Company.

          R. FAIR VALUE. For rate making purposes, and in accordance with the terms of the Agreement, APS' "fair value rate base" is $5,019,405,000 as of September 30, 1993. A fair rate of return on APS' fair value rate base is 7.35%. Staff and APS stipulate to the adoption of the above stated fair value rate base and fair rate of return and agree that the resultant revenue decrease, as reflected in Paragraph A above, results in just and reasonable rates for the Company. The determinations made in this section are made solely for the purpose of the settlement contemplated by the Agreement.

          S. EFFECTIVE DATE. Each provision of the Agreement is in consideration and support of all the other provisions. The Agreement shall not become effective until the issuance of a final Commission Order approving the Agreement without change or alteration on or before June 1, 1994 in the form of the Proposed Order attached thereto as Attachment
               E.    In  the  event  that  the Commission   fails  to   adopt
               the  Agreement according to its  terms on or  before June 1,
               1994,  the Agreement shall  be  deemed   automatically
               withdrawn, the rate reduction provisions of the Agreement shall not take effect, and APS and Staff shall be free to pursue their respective positions without prejudice. In addition, if any appeal is taken or other judicial review is sought of a final Commission order approving the Agreement, then the parties shall no longer be bound by the terms of the Agreement and the Agreement shall automatically become null and void, in which case: (1) the rate reduction specified in paragraph A. shall immediately cease; (2) all bills rendered on or after that date shall be at the rates existing immediately prior to the Commission's approval of
               the Agreement;  and  (3) the revenue   reduction theretofore
               experienced  by   APS pursuant to paragraph A. shall  be
               recovered through the EEASE surcharge mechanism.

          T. AGREEMENT NOT PRECEDENTIAL. The terms and provisions of the Agreement apply solely to and are binding only in the context of the purposes and results of the Agreement and none of the positions taken herein by APS may be referred to, cited or relied upon by any other party in any fashion as
               precedent or  otherwise  in  any other proceeding   before
               this   Commission   or  any   other regulatory  agency or
               before any court of law for any purpose except in furtherance of the purposes and results of this Agreement. Nothing in this Agreement shall be construed as imposing a cap on the Company's otherwise reasonable and prudent cost of service for purposes of setting just and reasonable rates.

          U. AGREEMENT AND COMPROMISE. The Agreement represents an attempt to compromise and settle disputed claims regarding the prospective just and reasonable rate levels for APS in a manner consistent with the public interest and applicable legal requirements. Nothing contained in the Agreement is an admission by APS that its current rate levels or rate design are unjust or unreasonable.


                              CONCLUSIONS OF LAW

     1.   APS is a public service  corporation within the meaning of Article

15 of the Arizona Constitution and A.R.S. Section 40-250, 40-251 and 40-367.

     2.   The  Commission has jurisdiction over APS, over the subject matter of this proceeding, and over the Agreement submitted by the Staff and APS.

     3.   The Agreement resolves  all matters contained therein  in a manner which is just and reasonable, and which promotes the public interest.

     4.   The  Commission's acceptance  and approval  of the  terms of  this

Agreement between Staff and APS are in the public interest.

     5.   Based  on the Agreement  of APS  and Staff,  for purposes  of this proceeding,  APS'  fair  value  rate  base  as  of  September  30,  1993  is

$5,019,405,000, and a  fair and reasonable rate of return on that fair value rate base is 7.35%.

     6.   Based on the Agreement between APS and Staff, it is appropriate to reduce APS'  authorized revenues  by $32.3 million  from September  30, 1993 sales as adjusted.

     7.   APS should be directed to file revised tariffs consistent with the

Agreement and the findings contained herein.

     8.   The rates and charges authorized herein are just and reasonable.

                                    ORDER

          IT  IS THEREFORE  ORDERED that  APS shall  decrease its  rates and charges  for  all  usage  on or  after  the  effective  date  of this  Order consistent with the Findings of Fact and Conclusions of Law contained herein so as to result  in an annual decrease of  $32.3 million, and shall fund  $6 million per  year for  the  next three  years  on pre-approved  Demand  Side

Management and renewables projects, for a total of $38.3 million per year in benefits to APS' customers.

          IT  IS FURTHER ORDERED that  this Order incorporates the Agreement executed April 20, 1994, between APS and Staff, and such Order  is expressly conditioned thereon.

          IT  IS  FURTHER ORDERED  that  the  terms  and conditions  of  the

Agreement be and the same are hereby adopted and approved.

          IT IS FURTHER  ORDERED that APS is authorized and directed to file revised  schedules of  rates and  charges consistent  with the  Findings and

Conclusions of this Order.

          IT IS FURTHER ORDERED that  neither APS nor Commission Staff shall file any application to initiate a general rate change prior to December 31,

1996.

          IT IS FURTHER ORDERED that any general rate change proposed by the

Company on or after December 31, 1996, but not later than December 31, 1997,

if substantiated after appropriate notice  and hearing and authorized by the

Commission, will become effective within  twelve months following the filing of the proposed rate change.

          IT  IS FURTHER  ORDERED   that this  Order shall  become effective

immediately.


               BY ORDER OF THE ARIZONA CORPORATION COMMISSION



___________________________________________________________________
CHAIRMAN                   COMMISSIONER                COMMISSIONER

                            IN WITNESS WHEREOF, I, JAMES MATTHEWS, Executive Secretary of the Arizona Corporation Commission, have hereunto, set my hand and caused the official seal of this Commission to be affixed at the Capitol, in the City of Phoenix, this ____ day of ___________, 1994.



                            _______________________________________
                            JAMES MATTHEWS
                            Executive Secretary

DISSENT____________________